Prospect Sustainable Income Fund (“PSIF”) Announces Distributions for March 2022, April 2022, and May 2022

NEW YORK, February 28, 2022 /PRNewswire/ -- Prospect Sustainable Income Fund, Inc. (“PSIF”, “Fund”, “we”, “us” or “our”) recently announced its financial results for the second fiscal quarter ended December 31, 2021.

The Fund announced its net asset value (“NAV”) per share is $8.15.

The Fund also declared monthly cash distributions to stockholders for March 2022, April 2022, and May 2022 representing an annualized distribution rate of 7.00% based on the December 31, 2021 NAV per share.

The declared distributions have monthly record dates and are payable monthly to the stockholders of record as of the close of each record date in March 2022, April 2022, and May 2022. Such distributions equal a weekly amount of $0.01094 per share of common stock (representing $0.14222 per common share on a quarterly basis) as follows:

Monthly Cash Shareholder Distribution	Record Dates	Payment Date on or about	Monthly Total Amount ($ per share)
March 2022	March 25, 2022	April 1, 2022	$0.04376
April 2022	April 29, 2022	May 6, 2022	$0.05470
May 2022	May 27, 2022	June 3, 2022	$0.04376

For additional information, see the Fund’s annual report on Form 10-K available at www.prospectsustainablebdc.com.

About Prospect Sustainable Income Fund, Inc.

PSIF is a publicly registered, non-traded business development company. PSIF invests primarily in senior and secured credit of privately owned U.S. middle market companies. PSIF’s objective is to generate current income and, as a secondary objective, capital appreciation, by targeting investment opportunities with favorable risk-adjusted returns. For the trailing twelve months ended December 31, 2021, PSIF’s distributions were composed of approximately 39% from cash flows from its investments and operations, 61% was a return of capital, and 0% from borrowings.

About Prospect

PSIF is managed by Prospect Capital Management L.P. (“PCM”). PCM is an SEC-registered investment adviser that, along with its predecessors and affiliates, has a 33-year history of investing in and managing high-yielding debt and equity investments using both private partnerships and publicly traded closed-end structures. PCM and its affiliates employ a team of approximately 100 professionals who focus on credit-oriented investments yielding attractive current income. PCM has $7.3 billion of assets under management as of September 30, 2021.

Additional Information

Past performance is not indicative of future performance. Our distributions may exceed our earnings, and therefore, portions of the distributions that we make may be a return of the money that investors originally invested and represent a return of capital to investors for tax purposes. Such a return of capital is not immediately taxable, but reduces investor tax basis in PSIF shares, which may result in higher taxes for investors even if shares are sold at a price below original investment. Distributions are not guaranteed and may be modified at our discretion. Since a portion of our distributions may include or represent a return of capital, we may have less money to invest, which could lower our overall return.

This information is not, and should not be deemed to construe, an offer to sell or a solicitation of an offer to purchase any security. Offers will only be made through a qualified prospectus to suitable investors and where permitted by law. BDCs involve substantial costs and investors should review the prospectus regarding fees and expenses. There are no guarantees that investment objectives will be met.

Investors should consider the investment objective and policies, risk considerations, charges and ongoing expenses of an investment carefully before investing. PSIF’s SEC filings contain contains this and other information relevant to an investment in PSIF.

Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the future performance of PSIF. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. Any such statements, other than statements of historical fact, are highly likely to be affected by future events and conditions, including, but not limited to, the coronavirus (COVID-19) pandemic, and elements of the future that are or are not under the control of PSIF and that PSIF may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements. Such statements speak only as of the time when made, and PSIF undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.